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                        SUBSIDIARIES OF THE REGISTRANT


Aerospace Acquisition, Corp (Delaware)
Tri-Star Aerospace Ltd. (U.K.)
Tri-Star Aerospace, Inc. (Florida)
Tri-Star Aerospace Ltd. (Ontario, Canada)
TriStar Aerospace SARL (France)
TriStar Aerospace International, Inc. (Barbados)

     The Registrant and its subsidiaries from time to time utilize the name "Tri-Star" as a variation to their actual name.